As filed with the Securities and Exchange Commission on March 16, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CYTEIR THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-5429901
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

128 Spring St, Building A, Suite 510, Lexington, MA	02421
(Address of Principal Executive Offices)	(Zip Code)

Cyteir Therapeutics, Inc. 2021 Equity Incentive Plan

(Full titles of the plans)

Markus Renschler, M.D.

President and Chief Executive Officer

Cyteir Therapeutics, Inc.

128 Spring St, Building A, Suite 510

Lexington, MA 02421

(Name and address of agent for service)

(857) 285-4140

(Telephone number, including area code, of agent for service)

Please send copies of all communications to:

Marc A. Rubenstein, Esq.

Tara Fisher

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA 02199-3600

617-951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), under the Registrant’s 2021 Equity Incentive Plan (the “2021 Plan”).

The number of shares of Common Stock reserved and available for issuance under the 2021 Plan is subject to an automatic annual increase on each January 1, beginning in 2022, by an amount equal to lesser of (i) five (5) percent of the number of shares of Common Stock outstanding as of such date and (ii) the number of shares of Common Stock determined by the Board on or prior to such date for such year. On January 1, 2022, the number of shares of Common Stock reserved and available for issuance under the 2021 Plan increased by 884,585 shares.

The number of shares of Common Stock reserved and available for issuance under the Company’s 2021 Employee Stock Purchase Plan (the “ESPP”) is subject to an automatic annual increase on each January 1, beginning in 2022, by an amount equal to one percent of the number of shares of Common Stock issued and outstanding as of such date or such lesser number of shares of Common Stock as determined by the Board of Directors. The Board of Directors determined not to increase the number of shares of Common Stock reserved and available for issuance under the ESPP for 2022.

This Registration Statement on Form S-8 registers these additional 884,585 shares of Common Stock. The additional shares are of the same class as other securities relating to the plans for which the Registrant’s registration statement filed on Form S-8 (Registration No. 333-257920) on July 15, 2021 is effective. The information contained in the Registrant’s registration statement on Form S-8 (Registration No. 333-257920) is hereby incorporated by reference pursuant to General Instruction E.

PART II

Item 8. Exhibits.

Exhibit

4.1

Sixth Amended and Restated Certificate of Incorporation (previously filed as Exhibit 3.1 to the Current Report of Form 8-K filed on June 25, 2021 (File No. 001-40499) and incorporated herein by reference).

4.2	Second Amended and Restated Bylaws (previously filed as Exhibit 3.2 to the Current Report of Form 8-K filed on June 25, 2021 (File No. 001-40499) and incorporated herein by reference).

4.3	Cyteir Therapeutics, Inc. 2021 Equity Incentive Plan (previously filed as Exhibit 10.11 to the Registration Statement on Form S-1/A (File No. 333-256601) and incorporated herein by reference).

5.1	Opinion of Ropes & Gray LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page in Part II).
107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, Commonwealth of Massachusetts, on this 16th day of March, 2022.

CYTEIR THERAPEUTICS, INC.

By:	/s/ Markus Renschler
Name: Markus Renschler, M.D.
Title: President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Markus Renschler, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Cyteir Therapeutics, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Markus Renschler, M.D. Markus Renschler, M.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	March 16, 2022

/s/ David Gaiero David Gaiero	Vice President, Finance (Principal Accounting and Financial Officer)	March 16, 2022

/s/ Racquel Bracken Racquel Bracken	Director	March 16, 2022

/s/ Jean George, M.B.A. Jean George, M.B.A.	Director	March 16, 2022

/s/ Jeffrey Humphrey, M.D. Jeffrey Humphrey, M.D.	Director	March 16, 2022

/s/ Susan Molineaux, Ph.D. Susan Molineaux, Ph.D.	Director	March 16, 2022

/s/ Janwillem Naesens, M.Sc., M.B.A. Janwillem Naesens, M.Sc., M.B.A.	Director	March 16, 2022

/s/ Timothy Romberger Timothy Romberger	Director	March 16, 2022

/s/ Stephen Sands Stephen Sands	Director	March 16, 2022

/s/ John Thero John Thero	Director	March 16, 2022

/s/ Joseph S. Zakrzewski Joseph S. Zakrzewski	Director	March 16, 2022